Exhibit 99.1
REGENT COMMUNICATIONS RECEIVES
NASDAQ STAFF DETERMINATION
Cincinnati, OH — December 4, 2009 — Regent Communications, Inc. (Nasdaq: RGCI) announced today that on November 30, 2009, it received written notification (the “Staff Determination”) from The Nasdaq Stock Market, Inc. (“Nasdaq”) that, based upon the Company’s failure to regain compliance with the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) by November 25, 2009, the Company’s common stock is subject to delisting unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel on or before 4:00 p.m. Eastern Time on December 7, 2009. On December 4, 2009, the Company requested such a hearing, which will stay any action with respect to the Staff Determination until the Nasdaq Listing Qualifications Panel renders a decision subsequent to the hearing. However, there can be no assurance that Nasdaq will grant the Company’s request for continued listing.
As previously announced on August 15, 2008 by the Company, it received a notice from Nasdaq on August 11, 2008 indicating that the Company failed to comply with the minimum bid price requirement because the bid price of its common stock closed under $1.00 per share for 30 consecutive business days. The notice also stated that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company would be provided 180 calendar days, or until February 9, 2009, to regain compliance with the minimum bid price requirement. Due to Nasdaq’s suspensions of enforcement of the bid price requirement in 2008 and 2009 and as disclosed by the Company in its filings of various Forms 10-Q and 10-K, the Company’s time period for regaining compliance was extended until November 25, 2009. To regain compliance, the closing bid price of the Company’s common stock had to remain at or above $1.00 per share for a minimum of 10 consecutive business days prior to the market close on November 25, 2009. The Company did not regain compliance with the $1.00 minimum bid price requirement by such time, which resulted in the issuance of the Staff Determination.
About Regent Communications
Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent’s shares are traded on the Nasdaq Stock Market under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These

forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.
Contact:

Tony Vasconcellos	Chris Plunkett
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030